Civeo Reports Third Quarter 2024 Results
Third Quarter Highlights include:
•Reported revenues of $176.3 million, net loss of $5.1 million and operating cash flow of $35.7 million;
•Delivered Adjusted EBITDA of $18.8 million and free cash flow of $28.3 million;
•Returned $17.8 million of capital to shareholders in the quarter through the quarterly dividend and share repurchases;
•Australian segment continues to deliver strong growth, with revenues up 33% on a year-over-year basis, driven by both increased occupancy at Civeo-owned villages and continued growth in our integrated services offering; and
•Today announced a 33-month contract renewal with a major Canadian oil sands producer to continue providing accommodations and hospitality services through June 2027 with expected revenues totaling approximately C$150 million.

HOUSTON and CALGARY, October 30, 2024 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2024.
“Our Australian segment continues to perform well generating solid growth driven by increased billed rooms at our Civeo-owned villages and new business with an existing integrated services customer. As expected, the Canadian segment declined year-over-year with the ongoing wind-down of Canadian LNG-related activity. This decline was exacerbated by wildfire-related evacuations and delays as well as the effect of the previously discussed pull-forward of customer turnaround and operational activities. We are encouraged by the multi-year contract renewal with a major Canadian oil sands producer and believe this is a testament to our solid operational execution and our strong customer relationships,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson added, “In the third quarter, we continued to take advantage of the attractive valuation of our shares, and we elevated our repurchases to approximately 515,000 common shares for $14.2 million. We remain well positioned to invest in our growth initiatives while maintaining attractive cash flow generation to facilitate the continued return of capital to shareholders via steady dividends and opportunistic share repurchases.”

Third Quarter 2024 Results
In the third quarter of 2024, Civeo generated revenues of $176.3 million and reported a net loss of $5.1 million, or $0.36 per diluted share. During the third quarter of 2024, Civeo produced operating cash flow of $35.7 million, Adjusted EBITDA of $18.8 million and free cash flow of $28.3 million.

By comparison, in the third quarter of 2023, Civeo generated revenues of $183.6 million and reported net income of $9.0 million, or $0.61 per diluted share. During the third quarter of 2023, Civeo produced operating cash flow of $36.8 million, Adjusted EBITDA of $34.2 million and free cash flow of $31.7 million.
The year-over-year decrease in Adjusted EBITDA in the third quarter of 2024 was primarily driven by the expected wind-down of Canadian LNG-related activity, lower Canadian oil sands turnaround activity due to customers starting their maintenance projects earlier in the year and lower Canadian occupancy related to the recent wildfires. This decrease was partially offset by increased billed rooms at the Australian owned-villages and increased Australian integrated services revenues related to new business with existing clients.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2024 to the results for the third quarter of 2023.)
Canada
During the third quarter of 2024, the Canadian segment generated revenues of $57.7 million, operating loss of $8.3 million and Adjusted EBITDA of $3.4 million, compared to revenues of $95.1 million, operating income of $10.8 million and Adjusted EBITDA of $23.2 million in the third quarter of 2023.

The Canadian segment experienced a 39% period-over-period decrease in revenues and an 85% decrease in Adjusted EBITDA driven by the anticipated wind-down of LNG-related activity, including $0.4 million of mobile camp demobilization costs, lower oil sands turnaround activity due to customers starting their projects earlier in the year and lower billed rooms as a result of the Canadian wildfires. The company does not anticipate a material impact from the wildfires in the fourth quarter.

Today, the Company announced the execution of an expected contract renewal with a major oil sands producer to continue providing accommodations and hospitality services through June 2027 with expected revenues totaling approximately C$150 million over 33 months.

Australia
During the third quarter of 2024, the Australian segment generated revenues of $116.6 million, operating income of $12.3 million and Adjusted EBITDA of $22.5 million, compared to revenues of $87.9 million, operating income of $9.1 million and Adjusted EBITDA of $18.9 million in the third quarter of 2023.

Revenue from the Australian segment increased 33% period-over-period and Adjusted EBITDA was up 19% primarily driven by a significant increase in integrated services activity from existing clients and a 4% year-over-year increase to billed rooms, building on a history of substantial multi-year growth.

Financial Condition and Capital Allocation
As of September 30, 2024, Civeo had total liquidity of approximately $211.8 million. Civeo's net debt on September 30, 2024 was $32.2 million, a $7.9 million decrease since June 30, 2024. Civeo reported a net leverage ratio of 0.3x as of September 30, 2024.
During the third quarter of 2024, Civeo invested $7.5 million in capital expenditures compared to $9.5 million invested during the third quarter of 2023. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages. Capital expenditures in the third quarter of 2023 also included $3.6 million related to customer-funded infrastructure upgrades at three Australian villages which were reimbursed by our client.

The Company announced today that its board of directors has declared a quarterly cash dividend of $0.25 per common share, payable on December 16, 2024 to shareholders of record as of close of business on November 25, 2024. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend."

In the third quarter of 2024, Civeo repurchased approximately 515,000 shares for approximately $14.2 million. On September 11, the Board announced it renewed its share repurchase authorization for the Company to repurchase up to 5% of its total common shares outstanding over the next twelve months. The Company will continue to be opportunistic about pursuing repurchases. The Board may increase the number of common shares that may be repurchased under the repurchase plan at any time. The repurchase plan does not obligate Civeo to repurchase any particular number of shares, and it may be suspended or terminated at any time.

Full Year 2024 Guidance
For the full year of 2024, Civeo is tightening its previously provided revenue and Adjusted EBITDA guidance ranges to $675 million to $700 million and $83 million to $88 million, respectively. The Company is maintaining its full year 2024 capital expenditure guidance range of $30 million to $35 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2024 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13749748#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13749748#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 24 lodges and villages in North America and Australia with an aggregate of approximately 26,000 rooms. In addition, Civeo operates and provides hospitality services at 22 customer-owned locations with more than 18,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to future revenues, share repurchases and dividends, and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues	$176,338	$183,572	$531,171	$530,006

Costs and expenses:
Cost of sales and services	138,542	130,296	409,821	395,235
Selling, general and administrative expenses	19,635	20,236	55,708	52,885
Depreciation and amortization expense	17,440	16,914	51,269	59,277
Impairment expense	—	—	7,823	—
(Gain) loss on sale of McClelland Lake Lodge assets, net	171	—	(5,817)	—
Other operating expense	506	87	992	302
	176,294	167,533	519,796	507,699
Operating income	44	16,039	11,375	22,307

Interest expense	(1,725)	(3,365)	(6,288)	(10,625)
Interest income	50	44	147	126
Other income (expense)	204	(4,709)	967	(1,832)
Income (loss) before income taxes	(1,427)	8,009	6,201	9,976
Income tax (expense) benefit	(3,862)	1,214	(9,199)	(2,897)
Net income (loss)	(5,289)	9,223	(2,998)	7,079
Less: Net income (loss) attributable to noncontrolling interest	(198)	201	(1,001)	(53)
Net income (loss) attributable to Civeo Corporation	$(5,091)	$9,022	$(1,997)	$7,132

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$(0.36)	$0.61	$(0.14)	$0.48
Diluted	$(0.36)	$0.61	$(0.14)	$0.47

Weighted average number of common shares outstanding:
Basic	14,293	14,814	14,488	14,980
Diluted	14,293	14,891	14,488	15,051

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2024	December 31, 2023
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$17,910	$3,323
Accounts receivable, net	106,707	143,222
Inventories	8,769	6,982
Assets held for sale	—	5,873
Prepaid expenses and other current assets	12,120	15,846
Total current assets	145,506	175,246

Property, plant and equipment, net	233,864	270,563
Goodwill, net	7,812	7,690
Other intangible assets, net	72,426	77,999
Operating lease right-of-use assets	10,985	12,286
Other noncurrent assets	7,043	4,278
Total assets	$477,636	$548,062

Current liabilities:
Accounts payable	$48,497	$58,699
Accrued liabilities	36,485	40,523
Income taxes payable	14,026	3,831
Deferred revenue	2,792	4,849
Other current liabilities	5,039	6,334
Total current liabilities	106,839	114,236

Long-term debt	50,078	65,554
Deferred income taxes	5,241	11,803
Operating lease liabilities	7,915	9,264
Other noncurrent liabilities	23,619	24,167
Total liabilities	193,692	225,024

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,630,851	1,628,972
Accumulated deficit	(956,545)	(919,023)
Treasury stock	(10,130)	(9,063)
Accumulated other comprehensive loss	(382,017)	(380,715)
Total Civeo Corporation shareholders' equity	282,159	320,171
Noncontrolling interest	1,785	2,867
Total shareholders' equity	283,944	323,038
Total liabilities and shareholders' equity	$477,636	$548,062

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$(2,998)	$7,079
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,269	59,277
Impairment charges	7,823	—
Deferred income tax expense (benefit)	(6,487)	2,688
Non-cash compensation charge	1,879	3,297
(Gains) losses on disposals of assets	(6,134)	2,264
Provision for credit losses, net of recoveries	15	120
Other, net	1,886	1,900
Changes in operating assets and liabilities:
Accounts receivable	35,771	(37,411)
Inventories	(1,690)	420
Accounts payable and accrued liabilities	(13,586)	4,767
Taxes payable	9,681	(5)
Other current and noncurrent assets and liabilities, net	(3,415)	12,197
Net cash flows provided by operating activities	74,014	56,593

Cash flows from investing activities:
Capital expenditures	(18,405)	(21,179)
Proceeds from dispositions of property, plant and equipment	10,700	7,070
Other, net	183	—
Net cash flows used in investing activities	(7,522)	(14,109)

Cash flows from financing activities:
Term loan repayments	—	(22,338)
Revolving credit borrowings (repayments), net	(9,246)	(6,732)
Debt issuance costs	(2,976)	—
Dividends paid	(10,984)	(3,731)
Repurchases of common shares	(24,060)	(9,222)
Taxes paid on vested shares	(1,067)	—
Net cash flows used in financing activities	(48,333)	(42,023)

Effect of exchange rate changes on cash	(3,572)	(598)
Net change in cash and cash equivalents	14,587	(137)

Cash and cash equivalents, beginning of period	3,323	7,954
Cash and cash equivalents, end of period	$17,910	$7,817

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Canada	$57,736	$95,144	$204,423	$280,067
Australia	116,622	87,885	316,967	247,418
Other	1,980	543	9,781	2,521
Total revenues	$176,338	$183,572	$531,171	$530,006

EBITDA (1)
Canada	$3,171	$18,154	$31,944	$49,983
Australia	22,421	18,785	58,494	52,600
Corporate, other and eliminations	(7,706)	(8,896)	(25,826)	(22,778)
Total EBITDA	$17,886	$28,043	$64,612	$79,805

Adjusted EBITDA (1)
Canada	$3,434	$23,201	$26,454	$55,320
Australia	22,474	18,869	64,417	52,817
Corporate, other and eliminations	(7,130)	(7,906)	(22,374)	(20,167)
Total adjusted EBITDA	$18,778	$34,164	$68,497	$87,970

Operating income (loss)
Canada	$(8,282)	$10,811	$(2,801)	$9,486
Australia	12,349	9,067	30,033	23,140
Corporate, other and eliminations	(4,023)	(3,839)	(15,857)	(10,319)
Total operating income (loss)	$44	$16,039	$11,375	$22,307

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023	2024

EBITDA (1)	$17,886	$28,043	$64,612	$79,805	$113,744
Adjusted EBITDA (1)	$18,778	$34,164	$68,497	$87,970	$87,021
Free Cash Flow (2)	$28,278	$31,721	$66,309	$42,484
Net Leverage Ratio (3)					0.3x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. For the three months ended September 30, 2024, Civeo revised its definition of Adjusted EBITDA to exclude non-cash share-based compensation. Comparative periods presented were also updated to reflect this revision. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023	2024

Net income (loss) attributable to Civeo Corporation	$(5,091)	$9,022	$(1,997)	$7,132	$21,028
Income tax expense (benefit)	3,862	(1,214)	9,199	2,897	16,935
Depreciation and amortization	17,440	16,914	51,269	59,277	67,134
Interest income	(50)	(44)	(147)	(126)	(193)
Interest expense	1,725	3,365	6,288	10,625	8,840
EBITDA	$17,886	$28,043	$64,612	$79,805	$113,744
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	7,823	—	9,218
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	171	4,868	(5,817)	4,868	(38,983)
Share-based compensation (c)	721	1,253	1,879	3,297	3,042
Adjusted EBITDA	$18,778	$34,164	$68,497	$87,970	$87,021

(a)Relates to asset impairments in the first quarter of 2024 and the fourth quarter of 2023. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million. In the fourth quarter of 2023, we recorded a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.4 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the third quarter of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.2 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the second quarter of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in Other income (expense) on the unaudited statements of operations.

(c)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Cash Flows Provided by Operating Activities	$35,671	$36,832	$74,014	$56,593
Capital expenditures	(7,476)	(9,462)	(18,405)	(21,179)
Proceeds from dispositions of property, plant and equipment	83	4,351	10,700	7,070
Free Cash Flow	$28,278	$31,721	$66,309	$42,484

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of September 30,
2024

Total debt	$50,078
Less: Cash and cash equivalents	17,910
Net debt	$32,168

Adjusted EBITDA for the twelve months ended September 30, 2024 (a)	$87,021
Adjustments to Adjusted EBITDA
Interest income	193
Incremental adjustments for McClelland Lake Lodge disposition (b)	13,781
Bank-adjusted EBITDA	$100,995

Net leverage ratio (c)	0.3x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2024

EBITDA Range (1)	$78.2	$83.2
Adjusted EBITDA Range (1)	$83.0	$88.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2024
	(estimated)

Net loss	$(11.8)	$(8.8)
Income tax expense	12.0	14.0
Depreciation and amortization	70.0	70.0
Interest expense	8.0	8.0
EBITDA	$78.2	$83.2

Adjustments to EBITDA
Impairment expense	7.8	7.8
Net gain on disposition of McClelland Lake Lodge assets	(6.0)	(6.0)
Share-based compensation	3.0	3.0
Adjusted EBITDA	$83.0	$88.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$48,747	$71,417	$180,793	$208,000
Mobile facility rental revenue (2)	123	17,314	1,473	54,752
Food and other services revenue (3)	8,866	6,413	22,157	17,315
Total Canadian revenues	$57,736	$95,144	$204,423	$280,067

Costs
Accommodation cost	$38,762	$46,063	$132,679	$150,592
Mobile facility rental cost	361	11,636	4,413	37,736
Food and other services cost	8,385	5,867	20,839	15,701
Indirect other cost	2,544	2,406	8,227	7,693
Total Canadian cost of sales and services	$50,052	$65,972	$166,158	$211,722

Average daily rates (4)	$100	$98	$97	$98

Billed rooms (5)	483,767	726,364	1,846,163	2,093,459

Canadian dollar to U.S. dollar	$0.733	$0.746	$0.735	$0.743

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$51,370	$46,012	$147,391	$130,953
Food and other services revenue (3)	65,252	41,873	169,576	116,465
Total Australian revenues	$116,622	$87,885	$316,967	$247,418

Costs
Accommodation cost	$24,783	$22,404	$70,990	$63,670
Food and other services cost	58,787	38,898	154,218	110,132
Indirect other cost	3,497	2,293	9,009	6,646
Total Australian cost of sales and services	$87,067	$63,595	$234,217	$180,448

Average daily rates (4)	$79	$74	$78	$76

Billed rooms (5)	647,358	623,436	1,886,647	1,734,004

Australian dollar to U.S. dollar	$0.670	$0.655	$0.662	$0.669

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400